GARDNER, CARTON & DOUGLAS
                            QUAKER TOWER; SUITE 3400
                               321 N. CLARK STREET
                             CHICAGO, ILLINOIS 60610


                                 March 29, 1999



Immtech International, Inc.
1890 Maple Avenue
Suite 110
Evanston, Illinois  60201

      Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

      We have acted as counsel for Immtech International, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of up to 1,150,000 shares of Common Stock, $.01 par value per share, of the Company (the "Shares"), as described in the Registration Statement filed with the Securities and Exchange Commission on Form SB-2, File No. 333-64393, as amended (the "Registration Statement"). We have examined the Certificate of Incorporation of the Company, as amended, and such other documents as we have deemed necessary for the purposes of this opinion.

      Based upon the foregoing, we are of the opinion that the Shares covered by the Registration Statement have been duly authorized, and, when issued, delivered and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

      We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.

                                          Very truly yours,


                                          /s/ Gardner, Carton & Douglas